Exhibit 99.1
Contact:
Deborah S. Lorenz
Senior Director
Investor Relations and Corporate Communications
Molecular Insight Pharmaceuticals, Inc.
(617) 871-6667
dlorenz@molecularinsight.com
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2008 Financial and Operational Results
— 2009 Clinical Milestones Set —
— Conference Call at 10:00 a.m. Eastern Time —
2009 Key Clinical Milestones
•	Obtain FDA Agreement on Phase 3 Protocol for Zemiva™

•	FDA Agreement on Special Protocol Assessment Received for Accelerated Approval of Azedra™ for the Treatment of Malignant Pheochromocytoma in Adults
•	Initiate Azedra Planned Pivotal Phase 2 Trial for the Treatment of Malignant Pheochromocytoma
•	Complete Azedra Phase 2a Maximum Tolerated Dose Study in Children with Neuroblastoma

•	Obtain FDA Agreement on Special Protocol Assessment for Accelerated Approval of Azedra for the Treatment of High-Risk Neuroblastoma in Children

•	Complete Proof of Concept and Dosimetry Trial on Trofex™ for the Detection and Staging of Metastatic Prostate Cancer; Establish Fast Track Development Pathway
Cambridge, MA, March 16, 2009 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) today announced the financial results for the fourth quarter and year ended December 31, 2008. In a conference call scheduled for today at 10:00 a.m., Eastern Time, the Company will discuss in detail the financial results as well as the Clinical and Financial Milestones for 2009.
2008 Operating Highlights
Dr. John W. Babich, Chief Executive Officer, President and Chief Scientific Officer, commented, “As we exited 2008, we re-prioritized our product pipeline and target markets and reduced operating expenses to establish a firmer financial footing for the Company. During the year we reached several clinical milestones that increased the value of our programs and the product portfolio while reducing regulatory risks. We benefited from additional healthcare industry expertise provided by our new Board members, and from the clarity and depth that was added to the management team.”
A Value-Driven Product Pipeline. Today, Molecular Insight is directing its resources on the development of clinical-stage candidates that address significant unmet needs in cardiology and oncology. Our prioritized product pipeline consists of: Zemiva for the rapid detection of cardiac ischemia in the emergency department setting; Trofex, for improved detection and staging of metastatic prostate cancer; Azedra and Onalta, which are innovative targeted radiotherapeutics for the treatment of refractory metastatic neuroendocrine cancers that affect both children and adults; and Solazed™, a novel targeted radiotherapeutic for the treatment of metastatic melanoma.

Molecular Insight Pharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2008 Financial and Operational Results

Milestones Reached. Several key clinical milestones were reached in 2008. In December 2008, we reported positive Phase 2 (BP-23) trial results for Zemiva. The results from our Phase 2 clinical study (BP-23) demonstrated that Zemiva offers a significant clinical benefit in the rapid diagnosis of the chest pain patient. A Zemiva scan when combined with the current standard of care improves diagnostic sensitivity for cardiac ischemia by more than 50% (p<0.0001). This improvement was evident even in patients whose symptoms had subsided up to 30 hours prior to the Zemiva scan. Importantly, no myocardial infarctions or cardiac-associated deaths occurred in the month following discharge from the hospital in patients with a normal Zemiva scan.
Trofex entered the clinic in June 2008, and demonstrated the ability to detect metastases, in both soft tissue and bone, soon after the drug was administered in men with metastatic prostate cancer. The ability to rapidly detect metastatic disease in both soft tissue and bone is a true advance in prostate cancer imaging and should have significant impact on disease management and patient outcomes.
In June 2008, we defined the maximum tolerated dose of Azedra in adult patients with pheochromocytoma. This dose will be used in the upcoming pivotal Phase 2 trial. Early in 2009, the Federal Drug Administration granted a Special Protocol Assessment for Azedra, which establishes the path to approval and reduces our regulatory risk.
In May 2008, we began a maximum tolerated dose study of Azedra in children with high-risk neuroblastoma. The dose defined in this study will be used in the upcoming pivotal Phase 2b trial, which is anticipated to begin in the second half of 2009 pending FDA agreement on the final protocol design.
Cash Optimized. We continue to benefit from our cash-advantaged position that supports our aggressive development program. In the fourth quarter of 2008, we moved to optimize the use of our cash on hand by identifying operational efficiencies and implementing non-development program-related cost-cutting measures. We anticipate that these prudent actions will reduce our cash burn by 10 to 20 percent in 2009 and 2010, as compared to 2008, and provide us with the financial resources necessary to carry out our near-term development plans as we continue to enhance stockholder value.
Clarity, Depth Added to Management. In September, Molecular Insight strengthened its Board of Directors by electing four new members with considerable experience in helping build value in well-recognized pharmaceutical organizations. The new members are David R. Epstein (Novartis Oncology), Yvonne Greenstreet (GlaxoSmithKline), Joseph M. Limber (Prometheus Laboratories), and Anthony F. Martin (TMA Consultants). The Company also added clarity and depth to the executive team early in 2009. Anthony F. Martin, Ph.D., was elected non-executive Chairman of the Board. Dr. Martin has had substantial success in building life science companies and in helping them gain access to capital. Paul A. Looney was named Chief Operating Officer. Mr. Looney has served in senior executive capacities with several life science and technology companies and has extensive experience in managing and advancing development-stage pharmaceutical and biotech companies and will be responsible for day-to-day operations. John W. Babich, Ph.D., was elected Chief Executive Officer and will continue as President and Chief Scientific Officer focusing on strategic initiatives.
Dr. Babich noted, “We have made substantial progress in our clinical development programs. We have seen successful completion of several trials that increased the value of not only these development programs, but the portfolio as a whole — all while reducing regulatory risks. The organization is keenly focused on our key objectives for the coming year with a strong sense of commitment and urgency. Therefore, we are well positioned to achieve the upcoming milestones for both 2009 and 2010 that will create significant stockholder value.”

Molecular Insight Pharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2008 Financial and Operational Results

2009 Clinical Milestones
•	Zemiva: Reach Agreement with FDA on Phase 3 Protocol Design
The results from our Phase 2 clinical study (BP-23) demonstrated that Zemiva offers a significant clinical benefit in the rapid diagnosis of the chest pain patient. A Zemiva scan significantly improved the ability to diagnosis cardiac ischemia when added to the current battery of tests that make up the standard of care in the Emergency Department setting.
Zemiva consistently demonstrated this improvement in detection even in patients whose symptoms had subsided up to 30 hours prior to the scan.

Based on our recent meeting with the FDA, we believe the requirements of Phase 2 development have been met and that a single robust Phase 3 trial will support Zemiva’s registration. We will continue to work with the FDA to reach agreement on a Phase 3 protocol and expect the Phase 3 trial to begin in early 2010.
•	Azedra: Received FDA Agreement on Special Protocol Assessment for Accelerated Approval for the Treatment of Malignant Pheochromocytoma in Adults
•	Initiate Planned Pivotal Phase 2 Trial (IB-12b)

The pivotal Phase 2 study (IB-12b) will be a single-arm trial conducted in 58 adults with pheochromocytoma. The primary endpoint of the study will be the ability of Azedra to show a sustained improvement of severe hypertension, a prominent sign of pheochromocytoma due to the abnormal release of large amounts of hormones by the tumor. Secondary endpoints will include demonstration of overall anti-tumor response, and the improvement in patients’ daily functioning and performance including improvement in quality of life. We anticipate the trial will begin in the second half of 2009 at approximately 15 sites including the US, Canada, and Europe. If successful, Azedra would be the first anti-cancer therapy in the United States approved for the treatment of pheochromocytoma.
•	Azedra: Complete Phase 2a Maximum Tolerated Dose Study in Neuroblastoma in Children
A Phase 2a dose-ranging and efficacy clinical trial in children with high-risk neuroblastoma is currently underway. We expect this trial to be completed in the second half of 2009. The optimal dose determined in this trial will be used in the subsequent pivotal Phase 2b trial.
•	Azedra: Obtain FDA Agreement on Special Protocol Assessment for Accelerated Approval for the Treatment of High-Risk Neuroblastoma in Children
We are currently engaged in discussions with the FDA regarding the design of the pivotal Phase 2b trial to support approval for Azedra in relapsed neuroblastoma. We anticipate that agreement will be reached in the second half of 2009.
•	Trofex: Complete Proof of Concept and Dosimetry Trial for the Detection and Staging of Metastatic Prostate Cancer; Complete Fast Track Development Pathway
Based on our very encouraging initial results in men with prostate cancer, we will initiate studies to define the parameters for Phase 2 clinicals, such as the performance of Trofex in both normal men and men with metastatic disease. In particular we will be comparing Trofex to other conventional imaging techniques to establish the regulatory strategy for the Phase 2 and Phase 3 programs.

Molecular Insight Pharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2008 Financial and Operational Results

Financial Highlights of the Fourth Quarter and Fiscal Year 2008
For the fourth quarter 2008, the Company reported a net loss of ($15.8) million or ($0.63) per share on a basic and diluted basis, compared to a net loss of ($21.6) million, or ($0.87) per share on a basic and diluted basis in the fourth quarter of 2007. Total revenue for the fourth quarter of 2008 was approximately $0.240 million compared to total revenue of approximately $0.150 million in the fourth quarter of 2007. The Company received funding under various Research and Development grants and this increase in revenue for the quarter is due primarily to the timing of grant-related activities.
Operating expenses for the fourth quarter reflected a 44% decrease from the same period of the previous year. Research and Development expenses, which represent 60% of total operating expenses, were $6.7 million for the quarter, as compared to $13.4 million for the same period last year. Key components of this 50% spending decrease were associated with the conclusion of the Zemiva trial and the timing of activity surrounding the Azedra clinical efforts. Operating expenses also included a 31% decrease in G&A expenses. G&A expenses were $4.2 million for the fourth quarter of 2008, compared to $6.2 million in the fourth quarter of the prior year. This decrease is due primarily to a reduction in legal fees and the use of consultants, and a workforce reduction. Other expense (net) was $5.1 million for the three months ended December 31, 2008, as compared to $2.2 million of other expense for the same three-month period in 2007. The increase in interest expense for the fourth quarter of 2008, compared to the fourth quarter of 2007, was due primarily to the $1.3 million payment-in-kind interest accrued on the Company’s $150 million Senior Secured Floating Bonds.
For the twelve months ending December 31, 2008, the Company reported a net loss attributable to common stockholders of ($81.3) million or ($3.25) per share on a basic and diluted basis. This compares with a net loss of ($61.2) million for the same twelve-month period in 2007. Included in the net loss for the twelve months ending December 31, 2008 is revenue of approximately $0.5 million, which represents grant revenue from various Research and Development grants and compares with approximately $0.7 million, from the same source, during the period ended December 31, 2007.
Operating expenses for the twelve months ended December 31, 2008 increased by 6% to $62.4 million up from $58.4 million for the same period in the previous year. R&D expenses, which accounted for 62% of the Company’s operating expenses for the twelve months ended December 31, 2008, decreased 5% to $38.7 million from $40.5 million in the same period last year. This decrease was due primarily to reduced manufacturing and clinical trial costs associated with the Zemiva program and reduced license fees for Onalta and Solazed. This decrease was offset by increases in clinical trial spending for the Azedra and Trofex programs and a compensation-related expense. The 32% increase in G&A to $23.7 million for the twelve months of 2008, as compared to $17.9 million for the same period in 2007 is attributable to stock-based compensation costs, severance costs related to employee terminations, and fees associated with the Company’s compliance under Sarbanes Oxley. The increase in other expense (net) for the twelve months ended December 31, 2008 is attributable principally to the $18.3 million payment-in-kind interest accrued on the Company’s $150 million Senior Secured Floating Bonds.
At December 31, 2008 the Company had approximately $105.8 million in cash, cash equivalents, and short-term and long-term investments which are invested in U.S. Treasury securities.
Conference Call Access Information:
To access the conference call on March 16, at 10:00 a.m., Eastern Time, dial 1-800-299-7098 (or 1-617-801-9715 for international participants) at least five minutes prior to the start of the call. The participant pass code is 24456187. For one week following the call, an audio replay can be accessed by dialing 1-888-286-8010 (or 1-617-801-6888 for international callers). The participant pass code is 77669400. An audio webcast of the call will also be available on the “Investor Relations” section of the Company’s website, www.molecularinsight.com, where it will be archived.

Molecular Insight Pharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2008 Financial and Operational Results

About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a Cambridge, Massachusetts-based biopharmaceutical company focused on the discovery and development of innovative radiopharmaceuticals in the emerging field of molecular medicine. These novel radiopharmaceuticals will provide important improvements in disease detection and enable the delivery of radiation therapy to widespread metastatic cancers. We have focused the initial applications of our proprietary technologies in the areas of cardiology and oncology. Molecular Insight’s lead molecular imaging radiopharmaceutical product candidate, Zemiva™, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. The Company’s imaging candidate, Trofex™, is in development for the detection of metastatic prostate cancer. Molecular Insight’s lead molecular radiotherapeutic product candidates, Azedra™, Onalta™, and Solazed™, are being developed for detection and treatment of cancer. In addition, the Company’s discovery efforts continue to identify early stage candidates—a product of our in-house scientific expertise and the application of our proprietary platform technologies. For more information, visit www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of ZemivaTM, TrofexTM , AzedraTM, OnaltaTM, Solazed™, and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.
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Molecular Insight Pharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2008 Financial and Operational Results

Molecular Insight Pharmaceuticals, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts and except weighted average shares outstanding)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Revenue — Research and development grants	$152	$236	$731	$475

Operating expenses:
Research and development	13,360	6,667	40,490	38,653
General and administrative	6,197	4,252	17,915	23,739

Total operating expenses	19,557	10,919	58,405	62,392

Loss from operations	(19,405)	(10,683)	(57,674)	(61,917)

Other income (expense):
Interest income	944	1,008	2,572	3,583
Interest expense	(3,193)	(6,147)	(4,723)	(22,920)

Total other income (expense), net	(2,249)	(5,139)	(2,151)	(19,337)

Net loss	(21,654)	(15,822)	(59,825)	(81,254)

Redeemable convertible preferred stock dividends and accretion of issuance costs	—	—	(1,368)	—

Net loss attributable to common stockholders	($21,654)	($15,822)	($61,193)	($81,254)

Net loss per share attributable to common stockholders-basic and diluted	($0.87)	($0.63)	($2.65)	($3.25)

Weighted average shares outstanding — basic and diluted	24,930,728	25,002,740	23,053,719	24,974,704

Molecular Insight Pharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2008 Financial and Operational Results

Molecular Insight Pharmaceuticals, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	December 31,
	2007	2008

Cash and cash equivalents	$62,115	$25,495
Investments	57,088	74,181
Prepaid expenses and other current assets	1,805	1,542

Total Current assets	121,008	101,218

Property and equipment—net	4,733	5,452
Debt issuance costs —net	7,168	5,897
Restricted cash	—	500
Investments	43,793	6,110

Total assets	$176,702	$119,177

Current liabilities	15,013	11,613
Bonds payable — net of discount	133,133	154,932
Other long term liabilities	—	452

Total liabilities	148,146	166,997

Total stockholders’ equity (deficit)	28,556	(47,820)

Total liabilities and stockholders’ equity	$176,702	$119,177

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